EXHIBIT 10.7

                                   TERM SHEET
                                      FOR
                         TRADEMARK LICENSING AGREEMENT


Parties

The parties to the Trademark Licensing Agreement shall be Spinco and Aetna.

Definitions

All capitalized terms used in this term sheet but not otherwise defined herein shall have the meaning set forth in the Distribution Agreement, to which this term sheet is an exhibit.

"Marks" shall mean the intellectual property set forth on Schedule 1 hereto. (For the avoidance of doubt, all of the rights, title and interest in and to the mark "Aeltus" will be assigned to Aetna pursuant to the Distribution Agreement).

Grant of License

1. Spinco will grant to Aetna a non-exclusive, transferable to the Aetna Group only, royalty-free right to use the Marks, on the terms set forth below and subject to the terms and conditions of the existing agreements between certain members of the Aetna/Spinco Groups and third parties set forth on Schedule 2 hereto (the "License").

2. During the Term (as defined below), the Aetna Group and its Affiliates will be permitted to use the Marks in connection with the Aetna Business, in a manner consistent with the conduct of such business and with the use of such Marks as at the Distribution Date, provided, however, that Acquiror may, during the Initial Term, use the Marks in connection with the offering, sale and distribution of products of the Aetna Business together with products of Acquiror and its other Affiliates.

3. During the Remaining Term, the Aetna Group and its Affiliates will be permitted to use the Marks solely in association with the trademarks set forth on Schedule 3 hereto in the combined format to be agreed upon by the parties and set forth in the Trademark Licensing Agreement (except in those instances where applicable law requires use of an entity's legal name, as, for example, in the issuance of annuity contracts).


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4.   Except as permitted by the proviso of Section 2 above, in no event shall any Mark be used (i) in connection with any other business of Acquiror or any of its Affiliates, or (ii) as a composite with another trademark (other than (a) in association with the trademarks set forth on Schedule 3 hereto in the combined format to be set forth in the Trademark Licensing Agreement or (b) with the trademarks of Acquiror, and in the composite manner, as to which Spinco has given its prior written consent).

5. Notwithstanding the grant or the terms of the License, Spinco and the Spinco Group shall retain the right to use the Marks during the Term in connection with any action or activity, subject to the restrictions set forth in Section 7.04 of the Distribution Agreement.

6. During the Term, Spinco will not license the Marks in a manner which would conflict with the Aetna Business as such business is conducted at the Distribution Date.

7. Notwithstanding the foregoing, during the Initial Term, Aetna Group may use signs, labels, containers, stationary, forms (including policy forms) and other printed material or matter that are in the assets or inventory of Aetna or any Subsidiary immediately after the Distribution Time, provided that the Aetna Group will use reasonable efforts to deplete and discontinue use of such materials or other matter containing or bearing any of the Marks as soon as practicable in the ordinary course of business.

Term and Termination

1. Except as otherwise set forth in the Trademark Licensing Agreement, the Term of the License will be three (3) years commencing on the Distribution Date. The "Initial Term" shall be the first 18-month period following the Distribution Date, and the "Remaining Term" shall be the 18-month period following the Initial Term.

2. Once the Aetna Group and its Affiliates ceases the use of all Marks with respect to a particular product or service, the License shall terminate with respect to such product or service on the earlier of the expiry of the Term of the License or the day which is sixty (60) days after the date on which such use ceased.

3. Spinco may terminate the License with respect to a particular product or service in the event of a material breach by any member of the Aetna Group or any other Affiliate of the Aetna Group that has not been cured within thirty (30) days (or sixty (60) days, if substantial progress is being made at the end of such thirty (30) day period) of written notice by Spinco.


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4.   The Trademark Licensing Agreement will terminate automatically in the event of a change of control of Aetna, sale of all or substantially all of the Aetna Business or the occurrence of an insolvency, bankruptcy or similar event with respect to Aetna. Such events or occurrences shall be defined according to customary practice for an agreement of this type. For the avoidance of doubt, an internal restructuring of the Aetna Group shall not constitute a change of control.

No Assignment, Sublicense or Transfer

The Trademark Licensing Agreement shall not be assigned, sublicensed or transferred by either party, in whole or in part, to any third party (other than any member of the Spinco Group or the Aetna Group), including, without limitation, any bankruptcy trustee, by operation of law (other than in connection with an internal restructuring of the Spinco Group or the Aetna Group) or otherwise.

Quality Standards

1. As a condition to the rights and the License granted by the Trademark Licensing Agreement, the Aetna Group and its Affiliates shall both use the Marks and operate the Aetna Business (i) at a level of quality at least as high as that established prior to the Distribution Date; and (ii) in compliance with all applicable laws and regulations.

2. Aetna shall, upon reasonable request by Spinco, submit to Spinco materials bearing the Marks as Spinco may reasonably require to ensure Aetna and its Affiliates' compliance with the obligations set forth in the Trademark Licensing Agreement. In the event Spinco reasonably finds that such samples are of materially lesser quality than those generated prior to the Distribution Date, Aetna shall, upon notice from Spinco of the specific deviations, immediately take steps which are necessary to correct the deviation(s) of the respective items and to cure such deficiencies within 30 days; provided, however, that in the event Spinco reasonably determines that the deviation(s) pose a threat to the validity of the Marks or to the goodwill associated therewith, Aetna shall, upon notice from Spinco, immediately cease and desist, and shall immediately direct its Affiliates and Representatives to cease and desist, all use of such non- conforming materials (and failure to do so shall be deemed to be a breach of the Trademark Licensing Agreement for purposes of the provision to be included therein entitling Spinco to injunctive relief). Upon execution of appropriate confidentiality agreements, Spinco shall have the right to inspect upon reasonable notice and during normal business hours, but no more than twice in any calendar year, any premises of the Aetna Group or its Affiliates where activities relating to the marketing and provision of


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     services bearing the Marks are conducted, in order to ensure the quality of such materials.

Use, Ownership and Protection of the Marks

1. The Aetna Group and its Affiliates will use the Marks in accordance with all applicable laws and regulations and in accordance with sound trademark and trade name usage principles. The Aetna Group and its Affiliates shall not use the Marks in any manner that might tarnish, disparage or reflect adversely on Spinco or the Marks.

2. Aetna will agree not to challenge the validity of Spinco's ownership of the Marks or contest the fact that Aetna's rights are only those of a non-exclusive licensee of the Marks.

3. After the Term, the Aetna Group and its Affiliates will not use the Marks in any jurisdiction in connection with health care, financial services or otherwise.

4. During the Term, Aetna will notify Spinco immediately of any conflicting uses, infringement or unfair competition arising in connection with the use of the Marks in the Aetna Business of which Aetna or any of its Affiliates has actual knowledge.

Representations and Warranties

Each party will represent and warrant that it is duly organized, and has the requisite power and authority to enter into the Trademark Licensing Agreement.

Indemnification

1. Aetna will indemnify and hold the Spinco Group harmless from and against any liability resulting from the marketing, offering, issuance or performance by any member of the Aetna Group or any of their Affiliates of any products or services bearing any Mark (including any Mark as a composite with another trademark) following the Distribution Date (other than third party infringement claims subject to 2. below).

2. Spinco will indemnify and hold the Aetna Group and its Affiliates harmless from and against liability resulting from Spinco's failure to have or maintain valid rights in the Marks or any third party claim that the Marks infringe such third party's intellectual property rights; provided that Spinco will not indemnify the Aetna Group or its Affiliates for any liability arising or resulting from uses of the Marks in composite with another trademark.


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3.   The indemnities referred to in the preceding two paragraphs shall be in addition to and shall not supercede the indemnities set forth in Article 4 of the Distribution Agreement, provided that if any member of either the Aetna Group or the Spinco Group determines that it is or may be entitled to indemnification pursuant to the Trademark Licensing Agreement, the procedures set forth in Sections 4.04 to 4.06 of the Distribution Agreement shall apply and, for this purpose, such person shall be referred to as the Indemnified Party and Aetna or Spinco, as the case may be, shall be referred to as the Indemnifying Party.

Governing Law

New York

Other Terms and Provisions

Aetna agrees that Spinco may be irreparably injured by a breach of the Trademark Licensing Agreement and that, in such event, Spinco shall be entitled to injunctive relief, in addition to any other legal or equitable remedy, without the need to post any bond or to adduce further evidence of such irreparable harm.

Other customary terms and conditions for an agreement of this type.


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                                                                     SCHEDULE 1


Please refer to Schedule D to the Distribution Agreement ("Spinco Intellectual Property Rights"). The list of licensed marks will be derived, based on the current use by the Aetna Business, from Schedule D.


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                                                                     SCHEDULE 2


The contracts relating to the sale of Aetna Services' property-casualty operations to an affiliate of The Travelers Insurance Group Inc. on April 2, 1996.

The contracts relating to the sale of Aetna's domestic individual life insurance business to Lincoln National Corporation on October 1, 1998.


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                                                                     SCHEDULE 3


Any Mark or Marks (as defined in the Trademark Licensing Agreement Term Sheet) in combination with any one or more of the ING marks or categories of ING marks set forth in 1 through 6 below, in each case in connection with any ING financial services business or Aetna Business (as defined in the Distribution Agreement):

1.   ING

2.   ING [Lion Design]

3.   ING Business Unit

4.   ING Division

5.   ING Legal Entity

6.   ING Product Name

Usage shall be subject to Spinco's approval of the format of any particular usage, such consent not to be unreasonably withheld. Marks used in association with any one or more ING marks may be larger than, equal to or smaller than such ING mark or marks.


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